Exhibit 99.1
TRIDENT MICROSYSTEMS NAMES PETE MANGAN AS INTERIM CFO
Dr. Donna Hamlin to Join Executive Team as VP of HR
SANTA CLARA, Calif., Jan. 9/PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) a leading provider of digital TV technology for the consumer digital video marketplace, today announced that it has appointed Pete J. Mangan to serve as Vice President, Finance and Interim Chief Financial Officer. Trident also announced the appointment of Donna M. Hamlin, Ph.D., as Vice President, Human Resources. Both Mr. Mangan and Dr. Hamlin will report to Trident’s Chief Executive Officer, Sylvia Summers, and are expected to commence their employment January 11, 2008.
Mr. Mangan, 48, brings more than 15 years of experience as a senior financial executive, most recently serving as Director of Finance at Spansion from July 2005 to January 2008. From December 2004 to May 2005, he served as Vice President of Finance and Administration for Compxs. From December 2002 to December 2004 he was the Director of Finance for Asyst Technologies, Inc. Previous to Asyst, Mr. Mangan held senior financial positions at Advanced Micro Devices, Form Factor, Trident Microsystems, Real Chip Communications and Genesis Microchip. He holds a bachelor of arts degree in business/economics from the University of California at Santa Barbara.
Dr. Hamlin, 53, brings more than 25 years of experience as a senior human resources executive and organizational development consultant, most recently serving as Vice President, Human Resources and Organizational Development at Asyst Technologies, Inc., where she was employed from August 2004 to December 2007. Dr. Hamlin held a consulting position with Trimble Navigation between 2002 and 2004, working on corporate strategy. Prior to consulting for Trimble Navigation, Dr. Hamlin has served in numerous executive positions at companies such as SiteROCK Corporation, Associates First Capital Corporation, Texaco and General Electric, and headed a private consulting practice serving multinational clients for 14 years. She holds a bachelor of arts degree in humanities from Siena College and a master of science degree in communication and a Ph.D. degree in organizational communication from Rensselaer Polytechnic Institute.
“I am thrilled to have Pete and Donna join Trident’s management team during this critical transition period for the company,” said Ms. Summers. “Each of them brings extensive experience building and managing growth-oriented global operations for U.S.-based public companies, particularly in Asia. I expect them to begin adding value immediately and look forward to working with them in the months and years ahead as Trident focuses on enabling our customers to be successful in the fast-growing world of digital television platform solutions,” continued Ms. Summers.
Mr. Mangan’s appointment follows the previously announced resignation of John Edmunds as Chief Financial Officer. Trident is currently conducting a search for a permanent Chief Financial Officer and Mr. Mangan will be considered as a candidate.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s expectations for growth and development, and the ability of Mr. Mangan and Dr. Hamlin to facilitate such growth. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected.

Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

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